Exhibit 10.2
2026-2028 LTIP Performance Unit Award Agreement

Notice of Performance Unit Grant

Name of Participant:	Stephen F. Angel
Person Number:	[ID #]
Performance Measure:	[Performance Measure]
Target Grant Amount:	[Target Grant Amount]
Number of Units Granted:	[# Units Granted]
Grant Date:	[Grant Date]
Performance Period:	January 01, 2026 – December 31, 2028
Grant Number:	[Grant #]

CSX Corporation (“CSX” or the “Company”) has granted to you performance units as part of the Company’s 2026 – 2028 Long-Term Incentive Plan, wherein each performance unit represents one share of CSX common stock. Your grant has been made pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and Performance Unit Award Agreement (the “Award Agreement”) set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend this Award Agreement or the Plan at any time in accordance with the terms of the Plan. Receipt of this grant does not obligate CSX to make any additional grants to you. This grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in this Award Agreement.

ACTION REQUIRED: You must accept your Award Agreement electronically OR YOUR AWARD MAY BE SUBJECT TO FORFEITURE.

Please review the terms of the Notice, Award Agreement and the Plan carefully; a copy of the Plan is available for review on the CSX Gateway.
2026-2028 LTIP Performance Unit Award Agreement Terms and Conditions

PURPOSE AND OBJECTIVE
CSX Corporation (“CSX” or the “Company”) issues Performance Grants, as described in the CSX 2019 Stock and Incentive Award Plan (referred to herein as Performance Units) in order to reward eligible employees for their contribution toward CSX’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. The Performance Units are issued as part of the Company’s 2026 - 2028 Long-Term Incentive Plan and are subject to the terms and conditions of the CSX 2019 Stock and Incentive Award Plan (the “Plan”). A Performance Unit represents the right to receive one share of CSX common stock.

Performance Units are settled and paid out upon certification of CSX’s achievement of predetermined performance goals set forth on Exhibit A (the “Performance Measures”) during the Performance Period (as set forth on Exhibit A). Grants of Performance Units are approved by the Compensation and Talent Management Committee of the Board of Directors of CSX (the “Committee”).

PERFORMANCE PERIOD
The Performance Period and the Performance Measures for purposes of the Performance Units are set forth on Exhibit A attached hereto.

EARNING PERFORMANCE UNITS
As shown in Exhibit A, the number of Performance Units earned will be equal to a percentage of your granted Performance Units based upon the achievement of the Performance Measures. All earned Performance Units will be settled in CSX common stock.

No Performance Unit will be earned under the Plan unless and until the Committee approves the payout percentage based upon the level of achievement of the Performance Measures for the Performance Period.

IMPACT OF CHANGE IN EMPLOYMENT STATUS
Performance Units generally will be earned and vested subject to your continued employment with CSX or its affiliates through the end of the Performance Period. Except as provided below, if your employment terminates prior to the end of the Performance Period, you shall forfeit any and all Performance Units. All earned and vested Performance Units will be settled as soon as practicable, but in no event later than 60 days, following the end of the Performance Period.

Termination without Cause or for Good Reason Prior to Vesting
Consistent with your September 26, 2025 Letter Agreement (the “Letter Agreement”), in the event of your separation from employment due to a termination of employment by the Company without Cause or if you resign for Good Reason (each as defined in your Letter Agreement) prior to becoming Retirement Eligible (as defined below), subject to your execution and non-revocation of the Company’s customary separation and release of claims agreement (the “Release Agreement”), the Performance Units will be eligible to vest on a pro-rata basis, determined by multiplying the number of shares of CSX common stock covered by the Performance Units (based on actual achievement of the Performance Measures at the end of the Performance Period) by a fraction, the numerator of which is the number of full months that have elapsed since the beginning of the Performance Period set forth in the Notice through and including the month in which your termination date occurs and the denominator of which is the total number of months in the Performance Period. CSX common stock will be issued in respect of any earned Performance Units as soon as practicable, but in no event later than 60 days, after the conclusion of the Performance Period.

Termination Due to Death or Disability Prior to Vesting
If your employment terminates due to death or Disability (as defined below) prior to the last day of the Performance Period, subject to execution and non-revocation of any Release Agreement, the

Performance units shall be deemed to have met the service-vesting requirement and shall be eligible to become earned at the end of the Performance Period had you remained continuously employed, subject to the satisfaction of the Performance Measures. Any earned Performance Units shall be paid to you, or, in the case of death, your estate, or as otherwise required by law and will be paid out as soon as practicable, but in no event later than 60 days, following the conclusion of the Performance Period. “Disability” shall mean long-term disability as defined in the long-term disability plan of CSX covering you.

Termination Due to Retirement Prior to Vesting
Consistent with your Letter Agreement, if your employment terminates after becoming Retirement Eligible either (i) by CSX without Cause or by you for Good Reason or (ii) by you due to your voluntary retirement by providing CSX with at least 180 days’ notice of your plans to retire (which period may be waived in full or in part by CSX), subject to your execution and non-revocation of the Release Agreement, the Performance Units will be deemed to have met the service-vesting requirement and shall be eligible to become earned at the end of the Performance Period subject to the satisfaction of the Performance Measures. “Retirement Eligible” shall mean your attainment of age 60 plus at least 3 years of continued service with the Company (unless the Company has notified you of its intent to terminate your employment for Cause or grounds to terminate your employment for Cause exist at such time).

Competing Employment Following Termination
Notwithstanding the foregoing, if your employment terminates for any reason prior to the expiration of the Performance Period and you violate the terms of your Confidentiality, Non-Solicitation and Non-Competition Agreement dated September 27, 2025, 2024, then the Performance Units shall be terminated without further obligation on the part of CSX or any affiliate.

Termination for Cause/Moral Turpitude
If your employment is terminated for Cause, as defined in the Plan, all unvested Performance Units shall lapse and terminate immediately.

DIVIDEND EQUIVALENTS
At the end of the Performance Period, you will be eligible to receive Dividend Equivalents based upon the number of earned Performance Units. The Dividend Equivalents will equal the aggregate amount of dividends declared and paid per share of CSX stock for each quarter during the Performance Period multiplied by the number of earned Performance Units paid to you. The Dividend Equivalents will be paid upon settlement in the form of CSX stock subject to applicable withholding taxes.

TAXATION OF PERFORMANCE AWARDS
Performance Units will be settled in shares of CSX common stock. The value received by you is taxable income; therefore, CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes in accordance with applicable tax laws. CSX will withhold the minimum number of whole shares equal in value to the statutory minimum required amount. If you participate in the CSX Executives’ Deferred Compensation Plan, you may be able to defer receipt of Performance Units in accordance with the terms of that plan.

CHANGE OF CONTROL
In the event of a Change of Control (as defined in your Form of Change of Control Agreement with the Company, dated as of September 28, 2025, the “CIC Agreement”) the Performance Units will be treated in accordance with Section 13 of the Plan (or any equivalent successor provision) and the terms of your CIC agreement.

SHAREHOLDER RIGHTS
The Performance Units shall confer no other shareholder rights upon you except as provided herein unless and until such time as the award has been settled by the issuance of CSX common stock to you.

CLAWBACK PROVISION
In consideration of the grant of the Award under this Award Agreement, you agree that, to the extent that you are or become covered by the CSX Corporation Financial Restatement Compensation Recoupment Policy or any other clawback policy adopted by CSX (as applicable, a “Clawback Policy”), the Award granted to you pursuant to this Award Agreement and any shares of CSX common stock issued upon settlement thereof shall be subject to such Clawback Policy as may be in effect from time to time. In addition, by accepting this Award and in consideration for the opportunity to receive the compensation as provided under this Award, you agree that (i) any other compensation granted, awarded, paid or otherwise provided to or earned by you, whether before, on or following the date hereof, that is covered by an applicable Clawback Policy shall be subject to the recoupment and/or forfeiture provisions thereof, and (ii) such Clawback Policy shall be deemed to amend (on both a retroactive and prospective basis) the terms of any employment, compensation or similar agreement to which you are a party, and the terms of any compensation plan, program or agreement, under which any incentive-based compensation has been or may be granted, awarded, paid or otherwise provided to or earned by you (including without limitation, an award agreement evidencing an award granted to you under the Plan). In the event it is determined that any amounts granted, awarded, paid or otherwise provided to or earned by you must be forfeited or reimbursed to the Company pursuant to any such Clawback Policy, you agree that you will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

NON-TRANSFERABILITY
The Performance Units may not be sold, assigned, pledged, exchanged, or otherwise transferred, encumbered or disposed of by you other than by will or by the laws of descent and distribution.

PLAN ADMINISTRATION
The Chief Human Resources Officer shall be the Plan Administrator and shall interpret and construe the provisions of the Notice and this Award Agreement subject to the terms of the Plan and the Committee’s authority and responsibility thereunder.

PLAN AMENDMENTS AND TERMINATION
The Committee reserves the right to terminate, adjust, amend or suspend the Plan at any time at its sole discretion.

SECTION 409A
You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted on a basis consistent with such intent.

SEVERABILITY
If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of CSX, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

CHOICE OF LAW; JURISDICTION
All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO SETTLEMENT
CSX may impose such restrictions, conditions or limitations as it deems appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any common stock issued as a result of the settlement of the Performance Units, including without limitation (a) restrictions under an insider trading policy; (b) restrictions or limitations pursuant to any stock ownership guidelines as may be in place from time to time; (c) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other award-holders; and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

MISCELLANEOUS
By accepting the Performance Units, you authorize CSX to withhold, to the extent permitted by law, any amount you may otherwise owe to CSX in any other capacity whatsoever.

By accepting this award of Performance Units, you acknowledge and agree that this Award Agreement is governed by the terms and conditions of the Plan and is subject to all policies of CSX, including any applicable policy on the remuneration of incentive compensation. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. This Award Agreement shall be effective as of February 26, 2026.